UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 10, 2014

RANCHER ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-51425	98-0422451
(State or other jurisdiction of	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

P.O. Box 40, Henderson, Colorado 80640

(Address of Principal Executive Offices) (Zip Code)

(303) 629-1125

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

As previously reported on the Current Report on Forms 8-K dated October 3, 2013 and December 9, 2013 and on the Quarterly Report on Form 10-Q for the period ended December 31, 2013 of Rancher Energy Corp. (“Rancher”), Rancher is a party to a Participation Agreement for the drilling of two wells in the Niobrara formation in Moffat County in northwestern Colorado, named Kowach #3-25 and Voloshin #3-25. Also as previously reported, Rancher and PetroShare Corp. (“PetroShare”) entered into a non-binding letter of intent by which the two parties were negotiating and pursuing a business combination (the “LOI”).

As of the date of this Current Report, PetroShare notified Rancher that Rancher owes $283,791.00 for its share of completion costs of the two wells. Rancher currently has a substantial amount on deposit with PetroShare for costs relating to completion of the wells.

PetroShare has alleged that it will suspend Rancher’s rights under the operating agreement for the two wells if Rancher fails to pay its share of the costs by April 9, 2014, and that such failure may be considered to be Rancher’s election not to participate in the completion of the wells. If that occurs, Rancher would be deemed a non-participating party under operating agreement.

In what appears to be a related move, on March 12, 2014, PetroShare notified Rancher in writing that PetroShare thereby terminated the LOI and all negotiations for the proposed merger with Rancher. PetroShare has taken the position that if the proposed merger as set forth in the Participation Agreement is not completed, Rancher’s working interest and net revenue interest in the two wells will be reduced to 25%. Rancher believes that PetroShare itself made the completion of the merger impossible, and that Rancher should not be penalized by PetroShare’s actions in this regard.

Discussions with PetroShare have not yet commenced on these matters, and Rancher is considering its options with respect to PetroShare’s actions and the options available under the Participation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

RANCHER ENERGY CORP.

By: /s/ Jon C. Nicolaysen
Jon C. Nicolaysen, President and
Chief Executive Officer

Date: March 17, 2014